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                                                                   EXHIBIT 23.1

                         Independent Auditors' Consent

The Board of Directors
BioSource International, Inc.:

   We consent to incorporation by reference in the registration statements (No. 33-65562 and 33-91838) on Form S-8 and (No. 333-05391 and No. 333-32622)
on Form S-3 of BioSource International, Inc. of our report dated March 10, 2000, relating to the consolidated balance sheets of BioSource International, Inc. and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the December 31, 1999, annual report on Form 10-K of BioSource International, Inc.

KPMG LLP

Los Angeles, California
March 22, 2000